UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: February 22, 2007

(Date of earliest event reported)

LENOX GROUP INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-11908

Delaware	13-3684956
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One Village Place, 6436 City West Parkway, Eden Prairie, MN 55344

(Address of principal executive offices, including zip code)

(952) 944-5600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

As previously disclosed in the Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K of Lenox Group Inc., plaintiffs purporting to represent a class of consumers who purchased tableware sold in the United States filed suit against Federated Department Stores, the May Department Stores Company, Waterford Wedgwood U.S.A. and Lenox, Incorporated in United States District Court for the Northern District of California in August 2004. In November 2004, plaintiffs filed a consolidated amended complaint alleging that for the period beginning at least as early as May 1, 2001, through the filing of the amended complaint on November 12, 2004, defendants violated Section 1 of the Sherman Act by conspiring to fix prices and to boycott sales to Bed, Bath & Beyond (hereinafter the “Action”). Plaintiffs seek to recover an undisclosed amount of damages, trebled in accordance with antitrust laws, as well as costs, attorney’s fees and injunctive relief. The claims alleged in the Action are not covered by insurance.

On February 22, 2007, without admitting any violation of any statute or law or any liability or wrongdoing whatsoever, Lenox, Incorporated (“Lenox”) entered into a settlement agreement (the “Settlement Agreement”) with the plaintiff class representatives and agreed to pay a settlement sum of $500,000 within ten days of the execution of the Settlement Agreement. In consideration of such settlement payment and pursuant to the terms of the Settlement Agreement, Lenox and its parents, subsidiaries, affiliates, officers and directors will be completely released from any and all claims, demands and actions concerning the Action and any claims that could have been alleged in the Action. The Settlement Agreement is subject to approval of the court and a final judgment dismissing the Action with prejudice as to Lenox. Pursuant to the terms of the Settlement Agreement, plaintiffs and Lenox will use their best efforts to promptly seek court approval of the Settlement Agreement and dismissal of the Action with prejudice.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LENOX GROUP INC.

By:	/s/ Timothy J. Schugel
Timothy J. Schugel
Chief Financial and Operating Officer

Date: February 27, 2007